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                                                                 Exhibit (a)(10)

FOR IMMEDIATE RELEASE



        FORRESTER RESEARCH CLOSES TENDER OFFER FOR GIGA INFORMATION GROUP



         CAMBRIDGE, Mass., February 25, 2003 . . . Forrester Research, Inc. (Nasdaq: FORR), a leading provider of research and analysis on emerging technologies, and Giga Information Group, Inc. (OTCBB: GIGX), a leading global technology advisory firm, today announced the completion of Forrester's cash tender offer for all shares of common stock of Giga at a price of $4.75 per share.

The tender offer expired at midnight New York City time on February 24, 2003. Based on preliminary information provided by EquiServe Trust Company, N.A., the depositary for the offer, approximately 10,336,913 shares of Giga's common stock were tendered into the offer (including 1,554,400 shares tendered by notice of guaranteed delivery), which represents 93.4% of Giga's outstanding common stock (based upon 11,061,758 shares outstanding as of February 24, 2003). Whitcomb Acquisition Corp., a wholly owned subsidiary of Forrester through which the tender offer was made, has accepted for payment all validly tendered shares and will make payment promptly to the depositary for the accepted shares.

Forrester intends to acquire the remaining shares of Giga common stock in a second-step merger in which all remaining Giga stockholders who did not tender their shares in the tender offer will receive the same $4.75 per share in cash paid in the tender offer. Because Forrester acquired greater than 90% of the outstanding Giga shares, the merger will be completed without a stockholder vote. Forrester will mail relevant information to Giga stockholders who did not tender their shares in the tender offer on how to receive payment for their shares.

Forrester Research identifies and analyzes trends in emerging technology and their impact on business. Forrester's WholeView((TM)) Research, Strategic Services, and Events help $1 billion-plus clients understand how technology change affects their customers, strategy, and technology investment. Established in 1983, Forrester is headquartered in Cambridge, Mass. For additional information, visit www.forrester.com.

Giga is a leading global technology advisory firm that provides objective research, pragmatic advice, and personalized consulting. Emphasizing close interaction between analyst and client, Giga enables companies to make better strategic decisions that maximize technology investments and achieve business results. Founded in 1995, Giga is headquartered in Cambridge, Mass. and has offices worldwide. For additional information, visit www.gigaweb.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester's statements about its acquisition of Giga. These statements are based on Forrester's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester's ability to anticipate business and economic conditions, market trends, competition, the need to retain professional staff, possible variations in Forrester's quarterly operating results, Forrester's ability to successfully complete the acquisition of Giga and integrate Giga into Forrester's operations, Forrester's dependence on renewals
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of its membership-based research services and on key personnel, and risks associated with Forrester's ability to offer new products and services. Forrester Research undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester's reports and filings with the Securities and Exchange Commission.

                                     - ### -

Contact:                                     Contact:
Kimberly Maxwell                             Christina Thirkell
Director, Investor Relations                 Manager, Public Relations
Forrester Research, Inc.                     Giga Information Group, Inc.
+ 1 617/613-6234                             + 1 617/577-4965

Contact:
Mariko Zapf
Manager, Public Relations
Forrester Research, Inc.
+ 1 617/613-6255

(C) 2003, Forrester Research, Inc. All rights reserved. Forrester and WholeView are trademarks of Forrester Research, Inc.